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                                                                     Exhibit 4.3



                                    AMENDED
        CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS
                     OF SERIES A CUMULATIVE PREFERRED STOCK

                                       of

                              FEDDERS CORPORATION
                           (Par Value $.01 Per Share)

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         The undersigned, Kent. E. Hansen, certifies that he is the Executive Vice President and Secretary of Fedders Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, AND DOES HEREBY CERTIFY:

         That the Corporation filed a Certificate of Designation, Preferences, Rights and Limitations of Series A Cumulative Preferred Stock on December 27, 2002 (the "Certificate of Designation"), creating a series of Two Million One Hundred Thousand (2,100,000) shares of preferred stock designated as "Series A Cumulative Preferred Stock."

         That pursuant to the authority vested in the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the said Board of Directors on May 15, 2003, adopted the following resolution to increase the number of shares designated as shares of Series A Cumulative Preferred Stock, in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware:

         RESOLVED, that, subject to the filing by the Corporation of an Amended Certificate of Designation of Series A Cumulative Preferred Stock with the Secretary of State of the State of Delaware, the Certificate of Designation be amended as follows:

         Section 1.  Designation and Amount.  Section 1 shall be amended to read
                     ----------------------
as follows:

         The shares of such series shall be designated as "Series A Cumulative Preferred Stock" and the number of shares constituting such series shall be Three Million Four Hundred Thousand (3,400,000).
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         IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 26th day of June, 2003.


                                   FEDDERS CORPORATION


                                   By: /s/ Kent E. Hansen
                                       -------------------------------
                                       Name: Kent E. Hansen
                                       Title: Executive Vice
                                       President and Secretary




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